Sonus Corp. Completes $10 Million Private
                  Placement With Warburg, Pincus Ventures, L.P.

        PORTLAND, OR--Oct. 4, 1999--Sonus Corp. (AMEX:SSN) today announced that it has completed a private placement of Series B Convertible Preferred Shares with Warburg, Pincus Ventures, L.P. ("Warburg"), an investment fund managed by E.M. Warburg, Pincus & Co. LLC of New York, New York. The proceeds from the $10,000,000 financing will he used for working capital purposes and acquisitions. The Series B shares are initially convertible at $4.00 into 2,500,000 Sonus common shares.

        Brandon M. Dawson, Chairman and Chief Executive Officer of Sonus, commented, "Since our initial Warburg financing in December 1997, Sonus has grown into the largest audiology-based retailer in the United States and Canada. Our 217 Company-owned and franchised clinics operate in 25 states and two Canadian provinces. Warburg has not only been our investor, but our strategic partner during this tremendous growth period. With this second infusion of equity, we plan to continue building Sonus into the industry leader involved in all segments of the hearing healthcare market."

        In December 1997, Warburg purchased Series A Convertible Preferred Shares and warrants to purchase up to 2,000,000 common shares from Sonus for $18,000,000. The Series A shares are convertible into 2,666,666 Sonus common shares. In conjunction with the Series B financing, the Company reduced the exercise price of the warrants from $12.00 to $6.75 per share. As a result of the issuance of the Series B Convertible Preferred Shares, Warburg possesses approximately 46% of the combined voting power of the Series A, Series B and common shares outstanding. If Warburg were to exercise its warrant for 2,000,000 common shares, it would possess approximately 54% of the combined voting power of the Company.

        In addition,  David  Wenstrup,  35, a vice president of Warburg,  Pincus
Ventures,   LLC,  has  joined  the  Company's  Board  of  Directors.   With  his
appointment, the number of Sonus directors increases to seven.

        Sonus Corp. is the largest audiology-based retailer in the United States and Canada. Sonus' 217 Company-owned and franchised hearing clinics provide a full range of products and services to hearing impaired patients. The Company's vision is to become the premier hearing care provider in North America. Sonus' strategy involves the consolidation of the industry through acquisition of quality hearing care clinics. To learn more about the Company, visit the Sonus website at www.sonus.com.

        E.M. Warburg, Pincus & Co. LLC and its affiliates comprise a specialized financial services organization that manages $7 billion of investments in its private equity investing activities, with a further $4 billion available for investment.

        This news release contains forward looking statements which may involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Sonus Corp. to he materially different from any future results, performance or achievements expressed or implied by such forward looking statements. Such factors with respect to Sonus Corp. include economic trends in Sonus Corp.'s market areas, the ability of Sonus Corp. to manage its growth and integrate new acquisitions into its network of hearing care clinics, the development of new or improved medical or surgical treatments for hearing loss or of technological advancements in hearing instruments, changes in the application or interpretation of applicable governmental laws and regulations, the ability of Sonus


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Corp.  to complete  additional  acquisitions  of hearing  care  clinics on terms favorable  to Sonus  Corp.,  the degree of  consolidation  in the  hearing  care
industry,   Sonus  Corp.'s   success  in  attracting  and  retaining   qualified
audiologists and staff to operate its hearing clinics, the ability of Sonus Corp. to attract audiology clinics as franchise licensees under the Sonus Network, product and professional liability claims brought against Sonus Corp. that exceed its insurance coverage, and the availability of and costs associated with potential sources of financing. Sonus Corp. disclaims any obligation to update any such factors or to publicly announce the results of any revision to the forward looking statements contained herein to reflect future events or developments.

        CONTACT: Sonus Corp.
                 James L. Canessa
                 Director of Corporate Development
                 503/225-9152
                      or
                 SONUS' INVESTOR RELATIONS COUNSEL
                 The Equity Group Inc.
                 www.theequitygroup.com
                 Devin Sullivan
                 212/836-9608